EXHIBIT 10.01

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 8th day of July (the “Effective Date”) by and between Michael E. Marks, an individual, (“Executive”) and Flextronics International USA, Inc. (“Flextronics” or the “Company”).

1. Executive’s Relationship with the Company.

a. Executive acknowledges that he has been and currently is employed by Flextronics and he currently serves as Chief Executive Officer (“CEO”) of Flextronics International Ltd., Flextronics’s parent (“FIL”). Executive agrees that he will continue to serve as CEO until January 31, 2006 or an earlier date mutually agreed upon by both parties, on which date Executive agrees that he shall relinquish his duties as CEO and shall serve exclusively in the capacity of Chairman of the Board of Directors (the “Board”). The actual date of Executive’s transition is referred to as the “Transition Date”.

b. Subject to his re-election at the 2006 Annual General Meeting of the shareholders and unless earlier terminated as set forth in this Agreement, Executive agrees to serve as Chairman from the Transition Date until at least until July 1, 2009 (“Transition Period”).

c. Executive and Flextronics agree that unless earlier terminated as set forth in this Agreement, Executive’s employment with Flextronics shall terminate on July 1, 2009. The actual date of the termination of Executive’s employment is referred to as the “Employment Termination Date”.

2. Cash Compensation.

a. Salary. Provided that the Executive does not revoke this Agreement pursuant to Section 6(b) of this Employment Agreement, Flextronics shall continue to pay Employee his salary at his rate of pay as of the Effective Date until July 1, 2007. From July 1, 2007 until the Employment Termination Date Flextronics shall pay Employee at the rate of Five Thousand Dollars ($5,000) per month. Flextronics shall make all payments under this Section 2(a) less payroll taxes and withholdings for Executive’s benefits as set forth in Section 3 below and otherwise as required by law.

b. Cash Bonuses. Beginning on the Transition Date, Executive will no longer be eligible for a cash bonus, including without limited pursuant to Flextronics’s executive bonus plan.

c. Director Cash Compensation. Executive agrees that he will not be entitled to any cash compensation paid to members of the Board for any periods prior to the Employment Termination Date.

3. Benefits.

a. Healthcare Benefits.

(i) Until the Employment Termination Date, Executive shall continue to be eligible for health insurance in accordance with the health insurance plan maintained by Flextronics for similarly situated employees. Flextronics and Executive shall continue to pay the previously agreed upon respective shares of the premiums for such health care coverage through deductions from Executive’s base salary paid pursuant to Section 2(a) above. Flextronics reserves the right to modify or to cancel such plans at any time for any reason.

(ii) Following the Employment Termination Date, Flextronics shall continue to provide medical and dental benefits equivalent to the benefits provided for Executive as of the Employment Termination Date for the remainder of Executive’s life, provided that if Executive is ineligible (e.g., by operation of law or the terms of the applicable plan) to continue to participate in any such plan, Flextronics will provide Executive with a comparable level of compensation or benefit; provided further, that the health and medical benefits provided in this paragraph shall be reduced to the extent, if any, that Executive receives comparable benefits from another employer.

b. Certain Life and Disability Insurance Plans. Beginning on the Transition Date, Employee shall not be eligible for life insurance, short-term disability buy up and/or long term disability benefits due to the nature of his employment during the Transition Period.

c. Individual Disability Insurance. Until the Employment Termination Date, Flextronics will continue to pay the premiums for the UnumProvident Individual Disability Policy. Following the Employment Termination Date, this plan will be canceled.

d. 401K Plan. Until the Employment Termination Date, Executive may continue to contribute to the 401(k) plan in accordance with Flextronics 401(k) Plan through withholding from Executive’s salary as provided in Section 2(a) above. Flextronics reserves the right to modify or to cancel such plan at any time for any reason.

e. Use of Corporate Jets. Beginning on the Employment Termination Date Executive will be entitled to use the Flextronics corporate jets for his personal use, subject to availability, by paying Flextronics the variable cost of the use of the jet as determined by Flextronics in its sole discretion.

4. Equity Compensation.

a. Executive’s Employee Options.

(i) Executive has been granted stock options pursuant to the Flextronics International Ltd. 1993 Share Option Plan; the Flextronics International Ltd. 1998 Interim Option Plan; the Flextronics International Ltd. 2001 Equity Incentive Plan; and the Flextronics International Ltd. 2002 Interim Incentive Plan (collectively, the “Share Option and Incentive

Plans”) as provided in the applicable option grant forms issued to Executive pursuant to each of the Share Option and Incentive Plans. The Share Option and Incentive Plans are incorporated herein by reference.

(ii) Executive’s options are listed on Exhibit A, which is attached hereto and incorporated herein by reference (the “Employee Options”). Executive acknowledges that he is not entitled to any additional grants of stock options in his capacity as an employee of Flextronics.

(iii) Executive acknowledges and agrees that all of his Employee Options shall continue to vest in accordance with their terms until the Employment Termination Date In addition, in the event that the Employment Termination Date occurs prior to July 1, 2009 for the reasons set forth in Section 5(a)(iii) below, then the vesting of all Employee Options shall automatically be deemed to be accelerated as of such Employment Termination Date so that all of Executives Employee Options will be fully vested.

b. Director Equity Compensation. Executive agrees that he will not be entitled to any equity compensation paid to members of the Board for any periods prior to the Employment Termination Date.

5. Termination of Employment

a. Conflict of Interest Activity: Flextronics Competitor or Customer.

(i) Conflict of Interest Activities. “Conflict of Interest Activity” shall mean being employed by, or providing services to, or serving as a consultant, agent, independent contractor, partner, officer or director of, or owning any equity interests in, or participate in the ownership, management, operation or control of, or be connected in any similar manner with, any company or business that (either directly or through a subsidiary) is engaged in any activity that is substantially similar to or competitive with any business activity conducted or under development by Flextronics, FIL, or any of its or their affiliates (collectively referred to as the “Flextronics Group” and each competitor of the Flextronics Group is referred to as a “Flextronics Competitor”) or any customer of the Flextronics Group (each a “Flextronics Customer Competitor”); provided, however that Executive may own less than one percent (1%) of the outstanding capital stock of any publicly-traded company and may serve as an employee of any company in the Flextronics Group. The geographic scope of a Conflict of Interest Activity includes all countries in which the Flextronics Group has engaged in manufacturing, marketing or sales or otherwise conducted business or selling or marketing efforts at any time during the Transition Period and ending at such time as Executive is no longer an employee of Flextronics. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restriction imposed in this subparagraph shall apply are fair and reasonable and are reasonably required for the protection of Flextronics and that this Section 5(a)(i) accurately describes the business to which the restrictions are intended to apply.

(ii) Flextronics Competitor. In the event that Executive wishes to resign in order to engage in a Conflict of Interest Activity with a Flextronics Competitor at any time during the

Transition Period, Executive agrees to provide written notice of his intent to the Board along with a resignation of his position as Chairman and his agreement to refrain from engaging in such Conflict of Interest Activity for a period of six (6) months from the date of the notice. The notice will describe the proposed activity and identify the Flextronics Competitor. In such event, the Employment Termination Date will be the date of Executive’s notice.

(iii) Flextronics Customer Competitor. In the event that Executive wishes to engage in a Conflict of Interest Activity with a Flextronics Customer Competitor at any time during the Transition Period, Executive agrees to provide written notice of his intent to the Board. The notice will describe the proposed activity and identify the Flextronics Customer Competitor. If the Board determines that the proposed activity is a Conflict of Interest Activity with a Flextronics Customer, then the Board may in its sole discretion request that Executive resign his position as Chairman. If the Board requests Executive’s resignation of his Chairman position, then the Employment Termination Date will be the date of the Board’s request.

b. Termination of Employment for Good Cause. Flextronics may terminate Executive’s employment for Good Cause effective immediately and upon written notice to Executive, without prejudice to any other remedy to which Flextronics may be entitled at law, in equity or otherwise under this Agreement. For the purpose of this Agreement, “Good Cause” shall mean (i) a breach by Executive of this Agreement, including without limitation, a failure to provide written notice of his intent to engage in a Conflict of Interest Activity as defined in Section 5(a), a failure to refrain from engaging in a Conflict of Interest Activity, or a breach of paragraphs 10, 11, 12 or 13 of this Agreement and/or any existing Confidential Information and Inventions Agreement between Flextronics and Executive. In the event that Flextronics terminates Executive’s employment for Good Cause prior to the expiration of the Transition Period, then on the effective date of such termination, Flextronics shall no longer be required to pay Executive the cash compensation or provide the benefits set forth in Sections 2 or 3 above.

6. Releases.

a. General Release by Executive of Employment-Related Matters. In consideration for the covenants and release set forth in this Agreement, Executive on his own behalf and on the behalf his heirs, executors, administrators, successors, attorneys, insurers, and assigns shall release and discharge the Flextronics Group and any predecessor divisions or entities, their respective past and present officers, directors, shareholders, partners, attorneys, agents, employees, and their respective insurance companies, successors and assigns (hereinafter “Flextronics Releasees”), from any and all claims, of any and every kind, nature and character, known and unknown, suspected and unsuspected, including any and all claims for attorneys’ fees and costs which Executive either may now have, or has ever had, against the Flextronics Releasees, which arise in whole or in part from Executive’s employment relationship with Flextronics, the termination of that relationship, any other employment-related dealings of any kind between Executive and the Flextronics Group and/or any past or present officer, director, agent or employees of the Flextronics Group and/or with respect to any other obligation (contractual or otherwise) event, matter, claim, damages or injury arising prior to the execution of this Agreement by all parties.

This release covers, but is not limited to: any and all claims, rights, demands, and causes of action for wrongful termination, intentional or negligent infliction of emotional distress, defamation, breach of any employment contract or employment agreement, breach of the covenant of good faith and fair dealing, claim for reinstatement or rehire, failure to pay wages, commissions, benefits, PTO, severance or other compensation of any sort, discrimination, right to paid or unpaid leave, and/or violation of any and all statutes, rules, regulations or ordinances whether state, federal or local, including without limitation: Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Fair Employment and Housing Act, as amended, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefits Protection Act. Nothing in this release shall affect Executive’s right, if any, to obtain unemployment benefits or any obligation set forth in this Agreement. This release does not extend to any of the obligations of Flextronics arising out of this Agreement

b. ADEA Waiver and Release. Executive hereby acknowledges that he is waiving and releasing any rights he might have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. The parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the parties have executed this Agreement and the revocation period has expired. Executive acknowledges that a portion of the consideration given for this waiver is in addition to anything of value to which he was already entitled for salary and PTO up to the Transition Date. Executive further acknowledges by this writing that he has been advised that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) calendar days from the date of his receipt within which to consider this Agreement; (c) he has seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Executive acknowledges that he received this Agreement on July 8, 2005. Executive understands that, in the event, he does not execute this Agreement or revokes this Agreement in accordance with this paragraph, he will not be entitled to the salary continuation through the Transition Period and any other benefits or payments provided for in this Agreement.

c. No Legal Action. Executive represents that he has not filed a legal action with any local, state or federal agency or court relating in any manner to any claim released herein, and that if any such governmental agency or court assumes jurisdiction of any complaint or charge against Flextronics Releasees on behalf of Executive, relative to any claim released herein, he will request such agency or court to withdraw from the matter.

d. Section 1542 Waiver. Executive acknowledges that he understands the statutory language of Section 1542 of the Civil Code of the State of California and, having been so apprised, agrees nevertheless to waive any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code or any similar provision of any state or federal law. California Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7. Confidentiality.

a. Restrictions on Use and Disclosure of Confidential Information. Executive acknowledges and agrees that he will remain bound by the terms and obligations set forth in the Disclosure and Secrecy Agreement between Flextronics and Executive dated February 11, 1994 and attached hereto as Exhibit B (the “Confidentiality Agreement”). Executive further acknowledges that the confidentiality, non-solicitation and non-compete clauses in this Agreement and the Confidentiality Agreement with Flextronics are intended to be read together. Should the terms of the Confidentiality Agreement differ from the terms of this Agreement, the provisions of this Agreement shall prevail.

Executive agrees that any original works of authorship, products, software, and/or applications that Executive created or developed for Flextronics while in the employ of Flextronics is the sole property of Flextronics. Executive further acknowledges and agrees that Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in furtherance of the business of the Flextronics Group) any Confidential Information (as herein defined and as defined in the Confidentiality Agreement) of the Flextronics Group.

b. Scope of Confidential Information. Confidential Information shall mean any and all proprietary or confidential information of the Flextronics Group or any of its vendors or customers, whether or not developed by Executive, including without limitation the following:

(i) Any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development.

(ii) Any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, and a vendor’s or customer’s specific needs, advertising and operating strategies.

(iii) Any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of employees of the Flextronics Group.

c. Customer Non-Solicitation. Executive understands and agrees that the relationship between the Flextronics Group and each of its customers and vendors constitutes a valuable asset of the Flextronics Group, that information related to customers is kept confidential and may not be disclosed or converted for the use of Executive or any third party for any reason whatsoever. Accordingly, Executive shall not, directly or indirectly, for a period of one year after his date of termination, on behalf of Executive or any third party, solicit any customer or vendor to conduct any business with such customer that is the same as or similar to, or is otherwise competitive with, the business of the Flextronics Group or to terminate such vendor’s or customer’s business relationship with the Flextronics Group.

d. Employee Non-Solicitation. Executive understands and agrees that the relationship between the Flextronics Group and each of its employees constitutes a valuable asset of the Flextronics Group, that information related to employee’s skills and compensation is kept confidential, and may not be disclosed or converted for the use of Executive or any third party for any reason whatsoever. Accordingly, Executive shall not, directly or indirectly, for a period of one year after his date of termination, on behalf of Executive or any third party, solicit any employee to terminate his or her employment relationship with the Flextronics Group.

8. Miscellaneous

a. Representation by Counsel. The parties represent that they have had an opportunity to be represented by counsel of their own choosing in the execution of this Agreement and that this Agreement has been carefully and fully read and is voluntarily executed.

b. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable.

c. Governing Law; Waiver of Jury Trial. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.

IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

d. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to any subject matter contained in this Agreement, except that the Confidentiality Agreement and Share Option and Incentive Plans as defined in Section 4 of this Agreement shall remain in full force and effect. Any amendments or modifications to this Agreement must be made in writing and signed by both parties.

e. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this subsection.

f. Counterparts. This Agreement may be signed in counterparts. A copy of a signature shall have the full force and effect as an original signature.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

/s/ Michael E. Marks
MICHAEL E. MARKS

FLEXTRONICS INTERNATIONAL USA, INC.

By:	/s/ Thomas J. Smach
THOMAS J. SMACH,
CHIEF FINANCIAL OFFICER